EXHIBIT 16.1

        [Letterhead of Arthur Andersen LLP]

May 20, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 20, 2002 of Summa Industries, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

c: James R. Swartwout